October 5, 2006

OGIS, San Francisco

Disclaimer
Issuer Free Writing Prospectus

Filed Pursuant To Rule 433
                                                                                                 Registration Statement No. 333-128888

October 2, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at
www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (713)
335-4000. The prospectus relating to this offering is available by clicking on the following link:
http://www.sec.gov/Archives/edgar/data/1340282/000119312506027644/d424b3.htm.

DETERDING #8
RIO VISTA, CA
CORPORATE PROFILE

Corporate Profile
    * Includes non-consent properties of 19.6 Bcfe and PV-10 value of
$73 million.
  ** Includes non-consent properties of 4 MMcfe/d.
717 TEXAS AVENUE
HOUSTON, TEXAS
ROSETTA CORPORATE HEADQUARTERS
❖ Stock Trades on NASDAQ, Symbol:	“ROSE”
❖ Shares Outstanding:	50 Million
❖ Total Assets (as of 6/30/06):	$1,135 million
❖ Long Term Debt (as of 6/30/06):	$240 million
❖ Stock Holders Equity (as of 6/30/06):	$777 million
❖ Cash and Cash Equivalents (as of6/30/06):	$ 93 million
• 12/31/05 SEC Proved Reserves:	379 Bcfe *
• 12/31/05 SEC Proved PV10:	$1.4 Billion **
• Proved Developed Reserves:	65%*
• Current Production (as of Sept 2006):	105 MMcfe/D **
• Net Producing Wells:	Over 500
• Proved and Probable locations:	Over 600
• Historical drilling success:	Over 80%
• Number of employees:	120
• Principal Offices:	Houston, Denver
• Field Offices:	Rio Vista, CA Laredo, TX

Total SEC Proved*
379 Bcfe
96% Gas

Sacramento Basin
Proved -162 Bcfe (43%)
Rio Vista
Rockies
Proved - 4 Bcfe (1%)
Uinta Basin
Denver
DJ Basin
San Juan Basin
Other Areas
Proved - 28 Bcfe (7%)
Magnolia
Houston
Laredo
South Texas Lobo
Proved - 154 Bcfe (41%)
Gulf of Mexico
Proved - 17 Bcfe (4%)
State Waters
Proved - 3 Bcfe (1%)
South Texas Perdido
Proved - 11 Bcfe (3%)
LEGEND
Major Producing Areas
Major Activity Areas
Other Producing Areas
Offices
Headquarters

Rosetta Resources

Proved SEC Reserves (at 12/31/05)
*Includes non-consent properties, representing 19.6 Bcfe.

2006 Goals
➢ Well Activity
• Drill	188 Wells
• Recompletions / Workovers	68 Wells
➢ Average Production	105 MMcfe/d
➢ Capital Expenditures	$190 MM
➢ Proved Reserve Additions	80 Bcfe
* Includes non-consent properties – (approx. 4 MMcfe/d)

140
120
100
80
60
40
20
-
73
91
114
130
Exit Rate
2nd Half 2005
1st Half 2006
2nd Half 2006
2006

Rosetta Resources

110
126
(MMCFE/D)
Production
Actual
Actual
Forecast
Exit Rate
Forecast
87
* Includes non-consent properties – (approx. 4 MMcfe/d)

2006
❖ COSTS/MCFE
• Direct LOE	$0.64
• Ad-Valorem Tax	0.23
• Workover	0.14
• Insurance	0.04
❖ Total Lifting Costs	1.05
• Production Tax	0.21
• TG&M	0.15
• G&A (1)	0.65
• Interest Expense	0.48
Total	$2.54
(1) Includes costs of becoming Public company, SOX implementation and the Calpine Transaction.  Expect to be below $0.50 per MCFE by mid 2007
2006 Cash Cost Structure

Hedge Position  (Mmbtu/day)
	2006	2007	2008	2009
Fixed Swaps	45,000	36,300	30,876	26,141
Average Price	$7.92	$7.62	$7.30	$6.99

Additional Fixed Swaps*	--	9,041	9,033	--
Average Price	--	$8.21	$8.04	--

Collars	10,000	--	--	--
Floor	$8.83	--	--	--
Ceiling	$14.00	--	--	--

Additional Collars	--	10,000	--	--
Floor	--	$7.19	--	--
Ceiling	--	$10.03	--	--
▪
Rosetta uses hedges to lower exposure to commodity volatility.
▪
It also provides a stable cash flow for future acquisitions and our extensive capital  program.

* Added additional hedges in September 2006

Calpine Transaction
➢
  Contractual gas sales continuing.

➢
  Non-consent property status report presented to Calpine.

➢
  Settlement discussions underway.

➢
  Objective is global solution:

▪
  Calpine conveys good title for non-consent properties for $68 MM.

▪
  Preferential right properties retained by Calpine. Rosetta retains $7 MM.

▪
  Settlement statement finalized.

▪
  Other administrative matters settled to satisfaction of Rosetta.

Operations Update
DRIVER 20-1
SACRAMENTO BASIN, CALIFORNIA

Drilling Activity Recap – 2006 Year To Date

84% Success Rate
	Wells Drilled
(as of September 25, 2006)	Gross	Net
California	18	18.0
Rockies	37	35.5
MidCon	2	0.3
Offshore	2	0.8
Lobo	14	14.0
Perdido	4	2.0
State Waters	5	1.2
Other	12	4.7
Total	94	76.5

SYMBOL HIGHLIGHT
CURRENTLY DRILLING
REMAINING 2006 DRILLING
2006 RECOMPLETIONS
2006 IN PROGRESS RECOMPLETIONS
2006 PROPOSED RECOMPLETIONS

Rosetta Resources

Sacramento Basin
•
167 producing wells and over 62,000 net
acres in the Rio Vista Field.

•
Current average net production 40
MMcfe/d*.

•
143 currently shut-in or idle wells, over
130 proved and probable drilling locations
and numerous workover and
recompletion projects.

•
Numerous wells identified that are
believed to contain bypassed pay.
Currently attempting to acquire rights to
these wellbores.

•
Began a drilling program in early
November 2005, drilled 20 wells to date,
19 successful one dry hole, 11 of these
wells currently on production, 2 additional
wells to be producing by the end of Sept.
2006.

•
Expect to drill an additional 6 to 7 wells in
2006. One drilling rig active in field.  May
get deep rig in January 2007.

•
Four completion rigs currently working on
Rosetta properties in the Rio Vista Field
area. Performed 21 recompletions since
June 30, 2005.

*Includes cured non-consent
properties.

Rio Vista Stratigraphic Column
Gas Zones
TERTIARY
CRETACEOUS
MIO.-PLIO.-PLEIST.
OLIG.
EOCENE
PALEOCENE
UPPER
UNDIFFERENTIATED NON-MARINE
MARKLEY GORGE FILL
SIDNEY
MARKLEY
NORTONVILLE
EMIGH
CAPAY
HAMILTON
MEGAROS
ANDERSON
MARTINEZ
McCORMICK
MOKELUMNE
BUNKER
STARKEY
PETERSEN
WINTERS
Det 7
Welch 17
RVGU 240
Wilcox 13
PA 55
Wilcox 14
N And3
RVGU 270
Twitchel 5
Wilcox 12
RVGU 263
Welch 13
RVGU 262
Twitchel 4
Emigh 18
RVGU 272
Winters tested wet
Original objective in Winters, developed hole problems, good ML shows re-drill as Wilcox 14
Net Pay Encountered in Primary Objective
Net Pay Encountered in Secondary Objective
Current Completion

Rio Vista Wells
(November 5, 2005 to September 25, 2006)

MMcfe per day (Gross 8/8ths)
110
100
90
80
70
60
50
40
30
20
10
0
Jan-99
Jan-00
Jan-01
Jan-02
Jan-03
Jan-04
Jan-05
Jan-06
Jan-07
Jan-08
Production added by Rosetta Team

Rosetta Resources

Rio Vista Production (MMCFE/D)
Forecast
Rio Vista Daily Wellhead Production – Gross Operated
Current rate = 52
MMCFE/D

•
Recently drilled wells have
extended the Upper, Middle, Lower
Capay and also the Martinez within
the Rio Vista Gas Field.

•
Two Capay wells drilled in the
Southern Extension, RVGU 265
and RVGU 270 are producing 0.6
and 1.5 MMCFE/D respectively
and the two Martinez wells drilled in
the extension, Twitchell 4 and
Twitchell 5 are producing 1.8 and
3.2 MMCFE/D respectively.

•
This extension has added 18 Bcf of
proved and probable reserves to
date.
Rio Vista – Upper Capay and Martinez
Capay Extension

Martinez Extension
S o u t h e r n   E x t e n s I o n

RIO VISTA GAS UNIT
BRADFORD
ISLAND 3D

Rosetta
RESOURCES

Sacramento Basin – Bradford Island 3D Shoot

•
Acquiring 12.0 sq. mi. (~7700
acres) proprietary 3D seismic
data over the Southern Rio Vista
Gas Unit. Approximately 70% (~
5400 acres) of the 3D covers
acreage with no seismic
coverage.

•
Prospective zones include the
Nortonville, Capay, Hamilton,
Martinez, and McCormick.

•
Historically only 17 wells in
survey – only 4 below 5000’

•
20 BCF reserve potential.

Maddie (Oily RV)
Wilcox 14
Welch 18

Rosetta Resources

Rio Vista - Winters Play
Rio Vista Unit
•
Over 1.1 Tcf of gas produced to the
North, East and South of Rio Vista field.
  Only 5 penetrations to date in this
90-square mile field area.

•
Welch 13 well drilled in April in the
Winters with producing rate of 3 MMcfe/d
(net).

•
Wilcox 13 has good mud log shows in the
K1 but not logged due to hole conditions.

•
Wilcox 14 well has good mud log shows
and calculated pay on open hole logs but
tests show zone to be wet. Maddie
location to be drilled with deep rig in
2007.

•
Identification of additional locations is
currently underway. Plans underway for
K1 test in Wilcox 13 fault block.  May
sidetrack Wilcox 14.

South Texas Trends
Miocene and Frio Amplitude Plays
Anomalina and Vicksburg Amplitude Plays

Upper Wilcox Structural Plays
Lobo Play
Perdido Play
Middle and Lower Wilcox Plays
Sligo Reef Structural Plays

EL COROZON RANCH #2
WEBB COUNTY, TEXAS
LOBO DISTRICT

S. Callaghan and El Corazon Ranch (42,000 est. of the total) acreage
South Texas – Lobo
•
The Company has approximately
70,000 net acres (est.) square miles of  3-D seismic.

•
277 active operated and 117
non-operated wells.

•
Current net production is 38
MMcfe/day.

•
Over 100 proved and probable
locations.

•
Drilled 12 successful wells to date.
  Net production for the first 9 wells is
currently 21.6 MMcfe/d.  (3 are
completing.)

•
Plan to drill 8 additional wells in 2006
(2 drilling now).

•
Two rigs under contract.
2006 Dry Hole

Next 12 months Drilling Inventory

Future Location

2006 Discovery

Currently Drilling

Current Producer

Lobo Stratigraphic Column

LOBO STRAYS
LOBO 'B' SAND
WALKER
LOBO 1
L1 PAY
LOBO 2
LOBO 3
LOBO 6a SAND
LOBO 6b SAND
LOBO 6c SAND
LOBO 6d SAND
2006 New Wells
TD 8740’
TD 8176’
TD 8883’
TD 7600’
TD 8850’
TD 7956’
TD 8078’
TD 6850’
TD 8795’
TD 8425’
SCR 232

SCR 234

SCR 235

SCR 236

SCR 238

SCR 237

SCR 242

ECR 3

ECR 1

ECR 2

ECR 11

SCR 244

TD 8070’
TD 8612’
Lobo Wells

2.5
2.0
1.5
1.0
0.5
0.0
STABILIZED INITIAL PRODUCTION RATE, MMCFE/D
0
10
20
30
40
50
60
70
80
90
100
110
120
130
140
150
160
170
180
190
200
DIMENSIONLESS TIME T_D, MONTHS

Rosetta Resources

LOBO
TYPE CURVES – ALL RESERVOIRS

CUMULATIVE GAS, MMCF
2,000
1,800
1,600
1,400
1,200
1,000
800
600
400
200
0
0
10
20
30
40
50
60
70
80
90
100
110
120
130
140
150
160
170
180
190
200
DIMENSIONLESS TIME T, MONTHS

Rosetta RESOURCES

LOBO
NORMALIZED PRODUCTION CUMULATIVES

2000
2001
2002
2003
2004
2005
2006
2007
2008
2009

Rosetta

LOBO
GROSS MMCFE/D
*   Does not include any new acreage or acquisitions
** Assumes drilling of 23 wells per year and spending $41 MM per year.

Future Drilling                                                                               Current Gross production
Proved Developed                                                                               52 MM per  day

South Texas – Perdido
•
Company owns a 50% non-operated working
interest in approximately 18,000 net acres (est.) in the Perdido Sand Trend.
•
Horizontal drilling has been very successful in
developing these sands at 9,500 to 12,000 feet.
•
Currently have 31 producing wells of which 10
are horizontal.
•
Current net production is 12 MMcfe/d.
•
4 new horizontal wells drilled in 2006 to date.
They are producing a total of 13.6 MMcfe/d
(gross).
•
48 future locations will be horizontal.
•
There are 3 additional wells planned for 2006.
Current horizontal producers

Approved horizontal locations

Future horizontal locations

Perdido Acreage
Currently drilling

0
2
6
8
10
12
1 2 3 5 6 7 8 9 10 11 12 13 15 16 17 18 19 20 21 22 23 24 25 26 27 28 29 30 31 33 34 35 36

Rosetta

PERDIDO
TYPE CURVES – ALL RESERVOIRS

PERDIDO
NORMALIZED PRODUCTION CUMULATIVES

LOUISIANA
HIGH ISLAND BLOCK 442
EAST CAMERON BLOCKS 88-89
EAST CAMERON BLOCK 176
MAIN PASS BLOCK 118
SOUTH PELTO BLOCK 17
Miocene
Pliocene
Pleistocene
GULF OF MEXICO
SOUTH TIMBALIER BLOCK 226
SOUTH TIMBALIER BLOCK 293
Current Producer
New Leases

Gulf of Mexico Activity Areas
•
Working interest in 11
blocks ranging from 20% to
100% (NRI of 15% - 79%).

•
Current net production is 9
MMcfe/day from 7
producing wells.

•
22,000 net acres (est.) under
lease.

•
A recent discovery at Main
Pass 118 tested 12.4
MMcf/day and 512 Bbls/day,
gross.

•
Successful bidder in 2006
offshore lease sale with 50%
working interest in S.
Timbalier Block 293 and
Block 226 and 25% in East
Cameron Block 178.
Gulf Coast Offshore Exploration

Texas State Waters
•
The Company is exploring in
the Vicksburg and Frio trends
in Galveston Bay, Texas,
pursuing sands that exhibit
strong hydrocarbon indicators
on 3-D seismic.

•
Current net production is 3
MMcfe/day.

•
Four successful wells drilled to
date.  One is shut-in waiting on
fracture-stimulation.

•
Five additional locations are
planned, with working interest
of 28.9% to 40%.
T B - 2

St Tr 100 Ut

Bonefish
Kerr McGee Farm-Out

Dolphin
 Producing
Waiting on Completion
Location
Rosetta Acreage
TEXAS STATE WATERS

Rocky Mountains – DJ Basin

•
Producing formation – Niobrara chalk at 2,300 -
2,500 feet.

•
Company owns 77,400 net acres in this shallow
gas play.

•
34 wells drilled through September 27th to date, 30
successful (88% success rate).  All of the  wells
(14) in the Republican River 3D look very good
on logs, averaging 7 ohms resistively up to a
maximum of 17 ohms with gas effect over the
Niobrara Chalk. Continuing to stake locations
on two other 3-D surveys.

•
Expect to drill approximately 200 additional
locations on our existing leases and leases
being finalized with 60 planned in 2006.

•
61 square miles of 3-D seismic acquired in 2006
on this 3-D supported play.

•
Drilling and completion cost per well is
$225,000.

DJ Basin
     Rosetta Leases

Rocky Mountains – San Juan Basin
•
8,481 net acres with
Fruitland Coal potential at
1,600 feet.

•
Company has identified
44 drillable development
locations.

•
Drilling and completion
costs of $280,000 per
well.

•
14 wells drilled and
completed to date.

     Rosetta
Leases
San Juan Basin

Investment Considerations
➢
 Quality Asset Base

➢
 Production Growth Momentum

➢
 Significant Drilling Location Inventory

➢
 Competitive Cost Structure

➢
 Strong Balance Sheet

➢
Experienced Technical Staff, Making Use of Industry
Best Practices and State of the Art
Technology.

Conclusion
EAST CAMERON BLOCK 89
#16         OFFSHORE,
LOUISIANA

Forward-Looking Statements
Forward-Looking Statements: All statements, other than statements of historical fact, included in this presentation are forward-looking statements within the meaning of the Private Securities Litigation
Reform Act of 1995. These statements are based upon current
expectations and are subject to a number of risks, uncertainties and assumptions, which are more fully described in Rosetta Resources
Inc.’s Annual Report on Form 10-K and Quarterly Reports on Form
10-Q filed with the Securities and Exchange Commission.  These risks, uncertainties and assumptions could cause actual results to differ materially from those described in the forward-looking statements. Rosetta Resources Inc. assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.